Exhibit 99.1

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 19th day of November, 2014 (the “Effective Date”).

BETWEEN:

FastFunds Financial Corporation

(Hereinafter referred to as “FFFC” or “FastFunds”)

-and-

Chongson, Inc.

(Hereinafter referred to as “Chongson”)

This document serves as a letter of agreement between FastFunds Financial Corporation (a corporation, organized in Nevada, with its principal offices based in West Palm Beach, Florida) and Chongson, Inc. (a corporation, with its principal offices based in Reno, Nevada).

The terms of this agreement, outlined herein, are effective immediately upon execution, during which time Chongson will perform the services outlined below, and FFFC will compensate Chongson for the services, according to the compensation schedule outlined below. The consulting agreement will continue, unless mutually terminated by both parties.

 Scope of Services

Chongson shall provide FastFunds with certain specialized expertise relating to marketing and distribution of products and services relating to the cannabis industry. These products and services are directly related to efforts made in developing and integrating a complete marketing strategy pertaining to the Cannabis Green Card, and/or other products and services that might come available as prospective opportunities throughout the duration of this agreement. The scope of services will also include the preparation of marketing collateral that will be used to promote the Cannabis Green Card in medical and recreational cannabis dispensaries, initially in the Colorado, Washington State and California region. The marketing and distribution channel campaign that will be developed by Soren Holdings & Marketing, Inc. shall also be applicable to an online marketing initiative that will be part of an ongoing strategy to increase awareness of the products and services being offered by FastFunds, in affiliation with Chongson.

Compensation Schedule

FastFunds agrees to the following compensation schedule:

Upon execution of this agreement, FastFunds agrees to compensate the beneficiaries included in “Schedule A” of this agreement with cashless warrants equivalent to 4.9% of FastFunds Financial Corporation (OTC Pink: FFFC). The warrants can be exercised for a period of three (3) years beginning as of the 19th day of November, 2014 and are exercisable at Par Value. The warrants expire at Midnight (EST) on November 19th, 2017.

Confidential Information

(a)	As used herein the words “Confidential Information” include:

	(i)	such information as a director, officer or senior employee of FFFC may, from time to time, advise Chongson as being included in the expression “Confidential Information”;

	(ii)	any secret or trade secret of FFFC or any other information relating to FFFC or to any person, firm, or other entity with which FFFC does business, which is not known to persons outside of FFFC, including without limitation, the commission of or results from any business conducted or authorized by FFFC or its agents in connection with the FFFC operational business.

Assignment

Chongson shall not assign, transfer, sub-contract, or pledge this Agreement or any rights or the performance of any obligation arising under this Agreement, without the prior written consent of FFFC.

The execution of this Agreement and the transmission thereof by facsimile, electronic mail, or other electronic means, shall be binding on the parties signing and transmitting same fully and to the same extent as if a counterpart of this Agreement bearing such party’s original signature had been delivered.